EXHIBIT 99.2
OPENTV CORP.
Q3 2007 Investor Conference Call
Transcript of Prepared Remarks
November 7, 2007
2:00 p.m. PST
Operator
Good day, ladies and gentlemen, and welcome to the third quarter 2007 OpenTV Corp. conference call. My name is Eric, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate a question and answer throughout the session. I would like to turn the presentation over to your host for today’s call, Mr. Mark Beariault. Please proceed.
Mark Beariault – OpenTV Corp. – General Counsel
Thank you, operator. Good afternoon and welcome to OpenTV’s third quarter 2007 financial results call.
I’d like to remind you that, during this call, members of OpenTV’s management in addition to discussing the actual results of this past quarter will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.
For example, statements regarding our ability to expand our product offerings and distribution, our financial guidance for the remainder of 2007 and 2008, the pending sale of our PlayJam business and the proposed settlement of the Liberate litigation, are forward-looking statements. For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K filed with the SEC on March 15, 2007 and any updates to those risk factors contained in our quarterly reports on Form 10-Q and the other documents that we file from time to time with the SEC.
Those documents and reports can be viewed on the investor relations page of our Web site. We undertake no obligation to update or revise any of our forward looking statements, whether as a result of new information, future events, or otherwise.
We’ve included a reconciliation of those measures to U.S. GAAP measures on the investor relations page of our Web site. We will also make available a web cast replay of this conference call on our Web site. With that, I’ll turn the call over to Ben Bennett, Acting Chief Executive Officer of OpenTV.
Ben Bennett – OpenTV Corp. – Acting Chief Executive Officer
Thank you, Mark. And welcome, everyone, to our third-quarter 2007 earnings call. Joining me today is Shum Mukherjee, our Executive Vice President and CFO.
I would like to preface my remarks with some perspective on the company’s overall strategy as it pertains to growing our core businesses and reaching sustainable profitability. Just to give you a little background on my own experience, I have been with OpenTV for a little over 7 years and was part of the Spyglass acquisition. I recently returned from a 3-year stint in Europe where I ran our European operations which currently accounts for about half of our revenues.
As we highlighted on our past two earnings calls, our recent focus has been to simplify and re-energize OpenTV’s organization around our core competencies and technology, namely our 5th generation Middleware business and our advanced advertising line of business. I also want to reiterate here our continued commitment to the development of a broad relationship with US Cable; as a US based company, it is essential that we develop a robust state side business that reflects the success we have seen in our European and Asia Pacific markets.
Our strategic goals are simple but do require focus and great execution as we aim to be number one in our chosen lines of business. We need to be a sales and market driven company, we need to improve internal processes and customer delivery and last but not least, we need to control costs tightly and invest sensibly for the future. In my experience, OpenTV has suffered from juggling too many balls – we need to simplify. We are now focusing our management team and resources around our core products and related services that can return healthy top line growth and good margins. In a highly competitive digital TV market, we must strive to leverage our market leadership and concentrate on high quality products and above all, technology innovation.
Moving on to Q3 results, the management team is acutely aware that these results are below par, and we are working hard to optimize financial performance moving forward. Before Shum provides his financial update, let me highlight some of our recent and significant accomplishments:
•	First, we’ve renewed key license agreements with two of our most important customers, UGC in Europe and EchoStar in the US.

•	Second, we filed a proposed consent judgment yesterday with the District Court in San Francisco which, if approved, would settle our longstanding litigation against Liberate Technologies.

•	Third, I am pleased to announce that OpenTV has been selected in collaboration with Nagravision, to provide an end to end solution for Reliance Communications, a prominent Indian operator.

•	And last, we have signed a letter of intent to sell PlayJam, an asset that we consider non-core to the business moving forward.
With these actions, OpenTV is continuing to remove much of what I call the “clutter” that has challenged our management’s focus in the past.
I’ll now turn the call over to Shum to review our results and our outlook, and then I’ll return to provide some additional commentary around the quarter. Shum.
Shum Muhkerjee – OpenTV Corp. – EVP, CFO
Thank you, Ben. Good afternoon and thank you for joining us for our conference call to discuss results for the third quarter of 2007.
During the third quarter, we signed a letter of intent to sell Static Holdings Limited, our subsidiary which operates our PlayJam business. The transaction is subject to customary closing conditions, but we expect to close by December 31, 2007. Accordingly, we have classified PlayJam as a discontinued operation and have adjusted our revenues and expenses for Q3 07 and other periods to exclude the effects of PlayJam. My comments today on the company’s financial results will discuss our performance from continuing operations and exclude the impact of PlayJam for all periods. For your convenience, a reconciliation of our revenues and billings, with and without PlayJam, can be found on our Web site. Also, you will find additional details in our 10-Q filed earlier today.
Q3 2007 billings were $25.4 million, roughly flat compared to Q3 2006. Middleware billings were $22.6 million in Q3 07, up 10% from the prior year quarter. Billings in the Applications segment were $2.7 million, down 21% from the prior year quarter primarily reflecting the termination of the NASCAR service in December 2006. Billings in the BettingCorp segment were $100,000 in Q3 07 compared to $1.3 million in Q3 2006, which included the PlayMonteCarlo gaming business that was sold in December 2006 and also a one-time payment related to the termination of the PartiTV contract.
Billings for the first nine months of 2007 were $80.6 million, 12% above the prior year period, reflecting increased billings of 17% and 14% respectively in the Middleware and Applications segments, partially offset by a decline of 80% in the BettingCorp segment.
Q3 2007 revenues were $23.7 million, 5% below revenues of $25 million in Q3 2006. The year-ago figure included a $2 million final payment resulting from the termination of our agreement with PartiTV and $600,000 from our PlayMonteCarlo operation, which was sold in December 2006. Q3 2007 middleware revenues were $20.5 million, up 6% from Q3 06, primarily reflecting higher professional service revenues of $1.4 million, partially offset by lower license revenues of $300,000. Revenues in the Applications segment were $3.0 million in Q3 2007, versus $2.9 million in Q3 2006, reflecting an increase of $800,000 in our advertising and applications businesses partially offset by a decline of $600,000 resulting from the December 2006 termination of our NASCAR service. Revenues in our BettingCorp segment were $200,000 in Q3 2007 versus $2.7 million in Q3 2006, as a result of the PartiTV termination and PlayMonteCarlo sale.
Deferred revenue at the end of Q3 2007 was $34.5 million compared to deferred revenues of $24.3 million at the end of Q3 2006, primarily reflecting increased billings to UGC and Dish India in 2007 which are not yet recognizable as revenues.
Adjusted EBITDA before unusual items in Q3 2007 was a loss of $3.3 million compared to a gain of $2.0 million in Q3 2006, primarily reflecting $1.3 million of lower revenues in Q3 07 and approximately $4.0 million of additional expenses reflecting increased headcount expenses and severance costs for senior executives.
Net Loss in Q3 2007 was $8.2 million compared to a net loss of $1.8 million in Q3 2006. Net loss in Q3 07 includes an impairment loss of $3.6 million related to the sale of our PlayJam business.
Our balance sheet and financial position remain strong. Our cash portfolio as of September 30, 2007 was $71.3 million, compared to $64.9 million on December 31, 2006. Accounts Receivable was $20.7 million at September 30, 2007 compared to $18.7 million at December 31, 2006. The increase in receivables primarily reflects a delay in royalty collections from two regular customers which we expect to collect in the fourth quarter. Cash generated from operating activities was $3.0 million for the first nine months of 2007 compared with $5.2 million for the first nine months of 2006.
Let me now update you regarding the accounting impact of the UGC renewal that Ben discussed a moment ago. As part of the renewal, we moved UGC to our more typical middleware royalty pricing model in place of the previous application-based royalty pricing, which we both found difficult to administer and also potentially discouraged UGC from wide-spread deployment of interactive applications. We expect the overall economics to OpenTV to be substantially similar, but the accounting impact of the contract amendment is quite different. Under the terms of the amendment, we have been able to establish fair value for all our non-delivered elements, and therefore should be able to recognize future billings immediately as revenues. In addition, we will be recognizing all of the $10.5 million of previously deferred revenue from UGC as revenues in Q4 as well as the associated expenses.
I would now like to turn to our outlook for 2007 and 2008.
•	We expect our full-year 2007 billings to be between $110 and $112 million, excluding PlayJam. This would be at the lower end of our previously announced guidance of $117 to $122 million, which adjusted to exclude PlayJam would be $112 to $117 million.

•	We expect our full-year GAAP revenues to be between $106 and $110 million excluding PlayJam. This is at the higher end of the range indicated earlier which was $105 to $115 million including PlayJam and $100 to $110 million excluding PlayJam. At the mid range of our guidance, we expect deferred revenue to increase by about $3 million from the end of 2006, compared to the $10 million increase implied in our previous guidance, primarily as a result of the UGC recognition which I have already described.

•	In terms of net income, we only expect an improvement over full-year 2006 levels of $2 to $4 million, compared to the previous guidance of $4 to $10 million. As indicated earlier, our 2007 net income includes unusual items of around $4 million related to the write off of our PlayJam business and about $2 million related to severance costs for senior executives.

•	Looking ahead into 2008, our preliminary expectations are for full-year billings growth to be consistent with 2007 growth, which puts us in the range of $122 to $132 million. Full year 2008 GAAP revenues are expected to be slightly down to flat, in the range of $105 to $115 million. Net income and operating cash flow are expected to improve further compared to 2007 levels. We will give further guidance on Net Income during our Q4 conference call after our 2008 budget is finalized. Consistent with our past experience, we anticipate that a minimum of 80% of billings and revenues will be derived from our middleware business. Please keep in mind that this outlook excludes PlayJam, which is expected to contribute about $5 million in revenue in 2007.

•	Overall, we recognize that our financial performance must improve, even though we are able to reconfirm our guidance on revenues. While we remain in a strong competitive position and continue to maintain a market share of almost 60% of the middleware market, we nonetheless are not generating satisfactory growth in billings. This circumstance has resulted primarily from longer lead time for key customer wins and delays in project implementation. We know OpenTV is capable of better execution and our Board and our streamlined senior management team is implementing the strategy to ensure we fulfill that capability. Ben will talk a bit more about that strategy now. Ben?
Ben Bennett – OpenTV Corp. – Acting Chief Executive Officer
Thank you, Shum.
Middleware will remain a solid growth market for OpenTV for the foreseeable future, with growing penetration of digital television households and fast-developing markets in emerging economies. Of the 1 billion TV’s in the world today, we should remember that still only 15% are digitally enabled.
Engaging strategic partners to help provide end-to-end, turnkey solutions is a key sales strategy moving forward for OpenTV. These bundled solutions are critical to OpenTV’s success particularly in penetrating emerging markets such as in China, India, Eastern Europe and Latin America. These customers demand both a commercial “one-stop-shop” and “off-the-shelf” pre-integrated solutions.
In support of this strategy, we seek to further expand third party distribution of our middleware. For many years, our primary distribution channel in addition to direct sales was the set-top box manufacturers, and indeed we have agreements in place with all of the major manufacturers around the world. However, to grow our sales in a digital TV market that continues to evolve and expand, we believe it is critical to leverage our relationships with key partners such as Nagravision, Irdeto and third party system integrators. India is actually a prime example of OpenTV’s implementation of this strategy. Through our collaboration with Nagravision, who are part of the Kudelski group, we have won our 3rd large Indian network operator, Reliance Communications. With Irdeto we have won SunDirectTV, and with Conax we announced DishTV in 2006. These are major achievements.
Of course, the US remains an important potential market, though a very different one from the rest of the world. OpenTV, as the leader in the middleware industry and a US based company, is firmly committed to increasing our momentum both within the US satellite and US cable industries. Our agreement with TimeWarner was a key milestone for OpenTV, and though we don’t have an update today on the timing of deployment, we are working extremely closely with TimeWarner Cable senior management.
As we move forward in our middleware development, enhanced features will continue to play a critical role given the advances in set-top box technology. At the recent IBC conference in Amsterdam OpenTV gained strong interest from our demos of our next generation middleware as well as from the second iteration of our innovative user interface code named Mondrian. Our Core 2 middleware already enables many elements of a Mondrian “class” user-interface. We will continue to develop these capabilities particularly around key features such as graphics and performance to enable advanced user experiences that OpenTV will be delivering during the course of 2008. This is a key evolution for OpenTV as the interactive UI is a critical consumer touch point for our operator customers and will help us sell the middleware platform along with our supporting Enterprise products. If you like, it puts a “face” on our middleware technology and helps us sell solutions and not just technology components. At IBC we also showcased our latest solutions for HD PVR, VOD and HTML, as well as our latest Enterprise products such as OpenTV Notify, a product which allows operators to target specific groups of subscribers with interactive services such as caller-id, email notification and emergency alerts. All of these efforts illustrate our strategy not only to accelerate our technology roadmap, but to move toward the delivery of more complete end-to-end solutions for network operators who really need innovative features to attract and retain subscribers.
While middleware is the largest area of our business, Enterprise applications are also a critical growth opportunity. I want to reaffirm here our commitment to developing leading advanced advertising solutions, starting with a focus on the US cable market. We believe resolution of the Liberate litigation will actually help clear the deck for us in working with Comcast and hopefully other cable operators to take the next steps in the advertising space. Let me take a moment to provide some details of the proposed litigation settlement, though keep in mind, please, this is all subject to court approval. Under the proposed settlement, Liberate would admit infringement of our patents, as well as validity and enforceability. TVWorks, which acquired Liberate’s North American assets in April 2005, has agreed to pay OpenTV $1.5 million in exchange for a limited release covering Liberate’s activities prior to the acquisition. The release does not cover any activities that TVWorks has done on its own, including activities since the acquisition. Also, the release only covers two OpenTV patents. We believe that this resolution not only validates the strength of our intellectual property portfolio but also preserves our ability to enforce our IP against others in the future. More important, the settlement removes a longstanding distraction to some of our important commercial relationships, particularly with respect to US Cable.
OpenTV’s Advanced Advertising business represents a serious commitment for the company and involves a disciplined approach to defining, developing and marketing our advertising products and services. In line with our organizational focus on core lines of business, we expect in the next few months to appoint additional executive leadership to this important strategic initiative for us. Early next year, we expect to release new improvements to our advertising Campaign Management offerings, and in this product line, I feel we have regained momentum in our commercial discussions with US Cable operators. We will also be working aggressively to extend our offerings to include next generation addressable advertising, something the US Cable market is demanding given the increasing penetration of ad zapping DVR’s and leakage of ad dollars to the internet. We are absolutely committed to helping our US Cable customers combat this threat by investing further in developing innovative technology solutions for the advertising market.
Ultimately, all of these efforts won’t count for much unless they translate into a profitable and growing business. Shum has outlined our near-term outlook and as we exit 2007 we believe we will generate further improvement in net income during 2008.
Let me close by focusing on OpenTV’s key strengths: a market leading, worldwide footprint for our middleware with now over 96 million copies of our middleware deployed to date. We aim to capitalize on this market share by upgrading our existing customers to our latest 5th generation middleware and also using this footprint and experience to win new customers in the emerging markets. In line with our strategy to better engage our strategic partners, we will strive to jointly market and sell more end to end turnkey solutions. Operationally and financially, we continue to work on identifying additional opportunities to improve performance and support the goal of sustainable, profitable growth. Meanwhile, we remain a financially healthy company with over $71 million in cash, no long-term debt and a strengthening cash generation capability.
Finally, but not least, I want to reiterate that both myself and the entire OpenTV management team are 100% committed to hitting our goals and moving this company forward for the benefit of all our stockholders. We have a rich pool of talent and technology and we fully intend to make this count.
Thank you and now we will turn back to the operator for your questions.